Exhibit 99.1

Rimage Reports Record Third Quarter Operating Results

New 500,000 Share Repurchase Plan Authorized

Minneapolis, MN—October 18, 2007—Rimage Corporation (Nasdaq: RIMG) today reported sales of $33,650,000 for the third quarter of 2007 ended September 30, an increase of 36% from $24,777,000 in the year-earlier period. Third quarter earnings were $6,203,000 or $0.59 per diluted share, up 40% from $4,441,000 or $0.43 per diluted share in the third quarter of 2006. Both sales and earnings were substantially above the previously-issued financial guidance for this period.

Rimage also reported that its board of directors has authorized the repurchase of an additional 500,000 shares of common stock. This new program replaces the completed share repurchase program that was adopted in July 2007, under which Rimage repurchased 500,000 shares during the third quarter. Under the new authorization, shares can be purchased at prevailing market prices in the open market or in private transactions, subject to market conditions, share price, trading volume and other factors. This program can be discontinued at any time.

Rimage’s third quarter performance benefited from significantly increased sales of high-end Producer disc publishing systems. As anticipated, revenues of approximately $8.4 million were recognized on two orders placed in the second quarter by major national retailers for Producer systems and related multi-year maintenance contracts and replacement printer ribbons. In addition, sales generated through Rimage’s U.S. distribution channel increased by a stronger than anticipated 39% in the third quarter from second quarter level. Producer revenues accounted for the majority of total third quarter channel sales. Results for this period also benefited from strongly higher sales of consumable supplies, reflecting the growth of Rimage’s installed base of disc publishing systems in retail and other applications.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our distribution channel rebounded strongly in this year’s third quarter, a development that contributed to the shift in our sales mix toward high-end Producer systems. Moreover, our steadily expanding base of retail installations is generating growing volumes of recurring revenues in the form of consumable supplies. The large retail orders that we have received for our Producer hardware over the past few years are an indication that our equipment has become the retail industry standard for the on-demand publishing of photos and other digital media on CDs, DVDs and blue laser discs.”

He continued: “At this time, we are not anticipating significant orders from national retailers for Producer hardware during the fourth quarter. As we have stated in the past, the rollout schedules of our retail customers are uneven, causing retail sales to fluctuate between quarters. However, we believe the fourth quarter outlook is positive for our distribution channel and sales of consumable supplies. Given these factors, we are forecasting earnings of $0.27 to $0.32 on revenues of $24 to $26 million for the fourth quarter of 2007 ending December 31. Sales and earnings at this level would make the final three months of 2007 another period of solid operating results for Rimage.”

Financial Highlights

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 28% in the third quarter of 2007 and accounted for 43% of sales, compared to 45% in the third quarter of 2006.

International sales increased 28% in the third quarter and accounted for 27% of total sales, compared to 29% of total sales in the year-earlier period. Sales generated by the European operation grew by a stronger than anticipated 28% in the third quarter, while sales in Asian markets increased 24% during the quarter. Currency effects increased worldwide sales by 2% in the third quarter of 2007.

Cash and investments totaled $84.9 million at the end of the third quarter of 2007, compared to $86.9 million at the end of this year’s second quarter and $77.4 million at December 31, 2006. During the quarter, cash of approximately $12 million was used to repurchase 500,000 shares under the completed stock buyback under the July 30, 2007 repurchase authorization.

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of disc publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low disc production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its digital publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including photography, medical imaging and financial institutions.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues	$33,650	$24,777	$80,662	$72,733
Cost of Revenues	17,238	12,517	43,105	39,158
Gross Profit	16,412	12,260	37,557	33,575
Operating Expenses:
Research and Development	1,592	1,459	4,622	4,781
Selling, General and Administrative	6,180	5,032	18,292	16,115
Total Operating Expenses	7,772	6,491	22,914	20,896
Operating Income	8,640	5,769	14,643	12,679
Other Income, Net	1,021	739	2,609	1,997
Income Before Income Taxes	9,661	6,508	17,252	14,676
Income Tax Expense	3,458	2,067	6,006	5,217
Net Income	6,203	4,441	11,246	9,459

Net Income Per Basic Share	$.63	$.45	$1.13	$.97

Net Income Per Diluted Share	$.59	$.43	$1.07	$.92
Basic Weighted Average Shares Outstanding	9,890	9,854	9,992	9,783
Diluted Weighted Average Shares Outstanding	10,302	10,375	10,466	10,336

Consolidated Balance Sheet Information:

	Balance as of
	September 30, 2007	December 31, 2006
	(Unaudited)
Cash and Marketable Securities	$56,194	$38,766
Accounts Receivable	18,855	20,720
Inventories	7,584	6,072
Total Current Assets	87,728	70,116
Property and Equipment, Net	3,377	3,626
Marketable Securities – Non-Current	28,689	38,594
Total Assets	120,826	112,359
Current Liabilities	19,844	16,163
Long-Term Liabilities	2,157	720
Stockholders’ Equity	98,825	95,476

Conference Call and Replay

Rimage Corporation will review its third quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through October 25, 2007 by dialing 1-303-590-3000 and providing the 11099311 confirmation code.